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                                                                     EXHIBIT 5

                                                              November 12, 1996




Genome Therapeutics Corp.
100 Beaver Street
Waltham, Massachusetts  02154

Ladies and Gentlemen:

         We have acted as counsel for Genome Therapeutics Corp., a Massachusetts corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 and all exhibits thereto (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 1,730,000 shares of Common Stock, $.10 par value (the "Shares").

         Of the shares being registered, 750,000 shares are issuable upon the exercise of options granted pursuant to the Company's 1995 Stock Option Plan (the "Plan") and 980,000 are issuable upon the exercise of options granted pursuant to certain stock option agreements (the "Agreements") between the Company and the respective holders. The Company has informed us that the Shares issuable upon the exercise of options granted under the Agreements may be authorized but unissued shares or shares held from time to time in its treasury.

         For purposes of this opinion, we have examined a copy of the Registration Statement; a copy of the Plan; copies of the Agreements; the Restated Articles of Organization of the Company, as amended to date; the By-laws of the Company, as amended to date; the votes of the Board of Directors and the stockholders of the Company approving and adopting the Plan and the Agreements; and such other documents and records as we deem necessary for purposes of this opinion.

         We have assumed that the Shares will be issued only against payment therefor as provided in the Plan and the Agreements and that the purchase price for such shares

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will not be less than the par value per share of the Company's  Common Stock. We have also assumed that the issuance of any such shares will not result in the issuance by the Company of more than its authorized shares of Common Stock.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is a duly organized and validly existing corporation under the laws of The Commonwealth of Massachusetts.

         2. The Shares, when issued and paid for upon the exercise of options, pursuant to the terms and conditions of the Plan and the Agreements, will be validly issued and will be fully paid and nonassessable.

         In connection with any issue and sale of the Shares, steps should be taken to effect compliance with all applicable laws, rules and regulations of governmental authorities regulating sales and offerings of securities.

         We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray

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